Exhibit 99.1

Kimball International, Inc. Announces Transformation Plan

JASPER, Ind., June 20, 2019 -- Kimball International, Inc. (NASDAQ: KBAL) today announced that its Board of Directors has approved a transformation plan in alignment with the Company’s recently announced Kimball International Connect strategy. These activities are expected to optimize resources for future growth, improve efficiency and build capabilities across the organization that will establish a more cost-efficient structure to better align operations with long-term strategic goals.

Highlights of the Transformation Plan:

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Review of overall manufacturing facility footprint to reduce excess capacity and gain efficiencies: as part of this initiative, the Company plans to exit a leased seating manufacturing facility in Martinsville, Virginia as well as evaluate its production capabilities and capacity across the organization for additional opportunities

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Creation of center-led functions for finance, human resources, information technology and legal functions, which are expected to result in standardization of processes and elimination of duplication: in addition, the Company is centralizing its supply chain efforts to maximize supplier value and plans to drive more efficient practices and operations within its logistics function

▪	Reallocation of Kimball brand selling resources to higher-growth markets; exit four product showrooms across the brands

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Efforts expected to result in annualized pre-tax savings of approximately $10.0 million when all actions are complete with pre-tax restructuring charges incurred through 2020 estimated at $8.0 to $9.0 million

The transformation plan will begin immediately, and the Company expects a substantial majority of the underlying activities of these actions to be completed by the end of its fiscal year 2020.

“Following the recent unveiling of our new strategy, Kimball International Connect, today marks the next step of our plan to deliver on our vision and achieve our 3-year financial targets,” commented Kimball International CEO Kristie Juster. “Through our comprehensive strategic review process, we have identified a clear roadmap to transform our company, guided by our Purpose, as we seek to delight our customers, inspire our employees and deliver value to our shareholders.”

In addition to the expected savings from the restructuring plan, the Company is also targeting an additional savings in fiscal year 2020 of $8.0 million related to other cost reduction initiatives not included in the transformation plan. The total savings in fiscal year 2020 related to both the transformation plan and other cost reduction initiatives is expected to be approximately $16.0 million.

Departure of President and Chief Operating Officer, Don Van Winkle

As part of its organizational structure review, the Board, in consultation with Don Van Winkle, determined the positions of President, Chief Operating Officer, currently being held by Mr. Van Winkle, would be eliminated. Mr. Van Winkle is also currently serving as Interim President for the Kimball brand and will remain in his capacity as President, Chief Operating Officer and Interim President for Kimball brand through a thoughtful transition as the Company works to fill the Kimball brand President role.

“In his almost 30 years with Kimball International, Don has been instrumental in helping grow the Company and his contribution as a member of the executive leadership team has been truly impactful,” added Ms.

Juster. “We thank Don for his leadership, dedication and operational execution and extend our deepest appreciation to him for his incredible service to Kimball International.”

‘Kimball International Connect’ Strategy

In May, Kimball International, Inc. introduced a comprehensive strategy to connect our Purpose, our People, and our Brands to drive growth and unlock our true potential. Kimball International Connect enables the power of our people and positions our organization to engage at higher levels of collaboration and interdependence. We believe our vision will successfully position us for the future and result in enhanced shareowner value over the long-term.

Our Kimball International Connect Strategy comprises four pillars:

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Inspire Our People: Leveraging our strong legacy of a bold and entrepreneurial spirit, we are cultivating a high-performance, caring culture. We unveiled a new Purpose to our employees on May 9th and are investing in our training, technology and systems to remain an employer of choice and a great place to work.

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Build Our Capabilities: Creating center-led functions including Finance, HR, IT, Legal and centralizing Supply Chain leadership to reduce duplication, deliver efficiencies, and drive consistency. In addition, we are building a Center of Excellence in the area of Digital to build best-in-class capabilities and enable faster decision-making. Finally, we are adopting world-class ways of working to ensure common practices and approaches. To achieve our goals, we established a Program Management Office (PMO) to oversee execution.

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Fuel Our Future: Driving lean throughout the organization, removing duplication at the business-level, and infusing capital to accelerate efficiencies. Related to this, we are employing a more metrics-based approach and driving toward a more rigorous operating rhythm.

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Accelerate Our Growth: Continuing to advance new product development across the brands, selectively expanding verticals and channels, including healthcare and e-commerce, and driving commercial excellence. We believe by being our customers’ first choice for shaping places that bring collaboration, discovery, wellness and relaxation to life, we will capture greater market share.

In connection with its strategic imperatives, Kimball International is committed to achieving the following long-term targets:

Three-year Targets

▪	Organic revenue: 4% to 7% CAGR

▪	Adjusted EBITDA margin: 150 to 250 basis points improvement (by FY 2022)

▪	Adjusted EPS: 10% to 15% CAGR

Assumptions

▪	US GDP growth of ~1.5% to 2.5%

▪	Excludes acquisitions

▪	Share repurchase to offset stock compensation dilution

About Kimball International, Inc.

For over 65 years, Kimball International has created design driven furnishings that have helped our customers shape spaces into places, bringing possibility to life by enabling collaboration, discovery, wellness and relaxation. We go to market through our family of brands: Kimball, National, Kimball Hospitality, David Edward and D’style by Kimball Hospitality. Our values and high integrity are demonstrated daily by living our Purpose and Guiding Principles that establishes us as an employer of choice. We build success by growing long-term relationships with customers, employees, suppliers, shareowners and the communities in which we operate. In fiscal 2018, the Company generated $686 million in revenue and employed over 3,000 people. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimballinternational.com.

Forward-Looking Statements

Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the impact of changes in tariffs, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2018 and other filings with the Securities and Exchange Commission.